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                                                                    EXHIBIT 4.34

                           CHANNEL LICENSING AGREEMENT

CHANNEL LICENSING AGREEMENT (THE "AGREEMENT") DATED AS OF _________, ENTERED INTO BY AND BETWEEN TELEVISA, S.A. DE C.V. ("TELEVISA") AS LICENSOR, AND THE ENTITY SET FORTH IN SECTION I (THE "CLIENT") AS LICENSEE.

Subject to the terms and conditions of this Agreement, TELEVISA herein grants to the Client, and the Client accepts, a non-exclusive license (except in the case of direct to home satellite television systems known as DTH, in which case this license is granted on exclusive basis) to disseminate during the Term set forth in Section IV and in the Territory set forth in Section V of this Agreement, the audio and video associated signals of the television channel(s) set forth in Annex 3 of this Agreement through the Client's pay television system (the "System").

                              PARTICULAR CONDITIONS

SECTION I. CLIENT INFORMATION:

NAME/TYPE/BUSINESS:

INCORPORATION: Client is a company duly incorporated and existing under the laws of United Mexican States ("Mexico"), as demonstrated by the documentation attached to this Agreement as Annex 1.

REPRESENTATION: Client's legal representative(s), Mr. Alexandre Moreira Penna and Mr. Carlos Ferreiro Rivas have the sufficient corporate power and authority to bind the Client under the terms of this Agreement as demonstrated by the document, a copy of which is attached to this Agreement as Annex 2, which has not been revoked, limited, or modified in any manner.

SECTION II. DOMICILES OF THE PARTIES: For purposes of this Agreement, the Parties set forth their respective domiciles for the receipt of notices as follows:

TELEVISA:                             CLIENT:
TELEVISA, S.A. de C.V.                Corporacion Novavision, S. De R.L. de C.V.
Av. Vasco de Quiroga 2000             Insurgentes Sur 694,
Edificio "C" Piso 3                   Piso 6,
Col. Zedec Santa Fe                   Col. Del Valle
01210 Mexico, Distrito Federal.       Mexico, D.F., C.P. 03100
Attn: Salvi Folch                     Attn: General Counsel
Tel. (52-55) 5261-3140                Tel. (52-55) 5448-4122
Fax. (52-55) 5261-3140                Fax. (52-55) 5448-4047

With copy to:

Grupo Televisa, S.A.,
Vice President-General Counsel
Television Division
Av. Vasco de Quiroga No. 2000
Edificio "A", 4 degrees piso.
Col. Zedec Santa Fe
01210, Alvaro Obregon, Mexico, D.F.

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Attn: Joaquin Balcarcel Santa Cruz
Tel: (52-55) 5261-2433
Fax: (52-55) 5261-2546

SECTION III. LICENSED CHANNELS: Within the total geographic area covered by the Territory, the Client is required to transmit the channels described in Annex 3 of this Agreement on its pay television system. Likewise, in this Annex 3, reference will be made to the monthly royalty for each Subscriber (as defined hereafter), that the Client shall pay to TELEVISA pursuant to Section Five (5) of the General Conditions of this Agreement.

SECTION IV. TERM: The term of this Agreement shall be of 5 years, effective from the date of its execution by the parties (the "Term"). The Term of this Agreement shall be automatically renewed for one (1) year periods unless either party notifies the other party of its intention not to renew the Agreement at least fifteen (15) days prior to the end of the Term. If after the Term, TELEVISA and the Client are unable to agree on the terms and conditions of the carriage of the Channels, then the terms of any renewal shall be determined through arbitration in accordance with Section 11.5 of that certain Amended and Restated Social Parts Holders Agreement dated as of the date of this Agreement, among Grupo Televisa, S.A., a Mexican corporation, SKY DTH, S. de R. L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable in corporate form formed under the laws of Mexico, The News Corporation Limited, an Australian corporation, News DTH (Mexico) Investment Limited, a Cayman Islands company, Liberty Media International, Inc., a Delaware corporation, Liberty Mexico DTH, Inc., a Colorado Corporation and Innova, S. de R. L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable in corporate form formed under the laws of Mexico. Notwithstanding anything to the contrary in this Agreement, if TELEVISA ceases to be paid the fees for carriage of its Channels as provided herein, TELEVISA may terminate this Agreement.

SECTION V. TERRITORY: The Territory is that set forth in Annex 3 of this Agreement.

SECTION VI. CURRENCY: Mexican Pesos, currency of Mexico, ("Pesos"). The Client must pay TELEVISA the Royalties (as this term is hereafter defined) in Pesos.

SECTION VII. CURRENCY INTEREST RATE. The Interest Rate shall be 28 day Tasa de Interes Interbancario de Equilibrio (TIIE), as published by the Bank of Mexico.

SECTION VIII. MANNER OF PAYMENT. The Client shall pay TELEVISA the Royalties through deposit or wire transfer in any of the bank accounts that TELEVISA specifies to Client.

Client shall have the obligation to send a copy of the receipt showing the transfer of funds by facsimile and/or email to the person and number that TELEVISA will notify Client.

Notwithstanding the foregoing, TELEVISA reserves the right, upon prior notice to the Client, to change the account number and/or the branch or the bank to which the transfer of the respective Royalties shall be made.

SECTION IX. ADVERTISING: Client shall not have the right to use, exploit, transmit or obtain income through commercial, digital, virtual or any other advertising sales on TELEVISA's channels.

SECTION X. TYPE OF COVERAGE:

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The Client is obligated to transmit the Channels (as such term is defined below)
in all programming packages of the System.

                               GENERAL CONDITIONS

1. CHANNELS. The objective of this Agreement is the audio and video associated signal(s) of the television channels set forth in Annex 3 of this Agreement (the "Channels").

2. TERM. The Term of the license granted pursuant to this Agreement shall commence and terminate on the dates specified in Section IV herein, unless declared previously terminated according to the terms established herein. In case that, for any reason, Client continues transmitting the Channels even in the event of termination of this Agreement, the Client shall have the obligation to continue paying TELEVISA the Royalties, provided that in no event such action shall be interpreted as an extension of the Term without prejudice to the right of TELEVISA to cease the transmission of the Channels at any time in case of non-payment of the Royalties by the Client.

3. TERRITORY. The territory that is subject of this Agreement (the "Territory") is that established in Section V herein.

4. LICENSE. Subject to the terms and conditions of this Agreement, TELEVISA herein grants to Client, and Client accepts, a non-exclusive license with respect to any pay television system other than a DTH system, but an exclusive license with respect to satellite DTH systems, to disseminate the Channels to its respective "Subscribers" (as such term is defined below) during the Term of this Agreement and within the Territory subject hereto, to all of the programming packages offered in the System. The Client is obligated to disseminate and transmit to all its Subscribers, the Channels that are the subject matter of this Agreement in accordance with the terms herein. The term "Subscriber" means any person that receives and pays for the System's television service at whatever location, including but not limited to whatever house, apartment, hotel room (whether occupied or not), bar, restaurant, hospitals, or any similar location. In the case of hotels, hospitals, or any similar location that receives the Channels under the same policies used by Client with respect to hotels or hospitals, the Client shall require such establishment not to impose any extra charge to its guests and/or customers for the privilege of receiving the Channels and the form of calculating the total number of Subscribers within hotels, hospitals and any similar location shall be made by considering each single room or decoder where the Channels are received (whether occupied or not). For purposes of Section 5 below hotels and hospitals shall be considered as "Commercial Subscribers", and any Subscriber other than Commercial Subscriber shall be subject to the payment of Royalties as a regular Subscriber.

5. ROYALTY. As consideration for the rights granted to Client under this Agreement, the Client herein agrees to pay TELEVISA on a monthly basis, a royalty for each Subscriber that receives the Channels equal to the rate set forth in Annex 3 and within the periods indicated therein (the "Royalties"). Royalties for Commercial Subscribers shall be as described in Annex 3 and all other Royalties for Subscribers other than Commercial Subscribers shall be as set forth for any subscriber in Annex 3 hereto. In addition to any Royalties paid under this Agreement, Client shall pay any value added taxes imposed pursuant to Mexican law. Royalties shall be reviewed on a quarterly basis in order to reflect an increase in the amount of Royalties to be paid to TELEVISA based on the inflation factor accumulated during such quarter as determined by the Bank of Mexico (the "Inflation Factor").

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      The Royalties shall be calculated on the basis of the Average Number of
      Subscribers at the end of each month.

      "Average Number of Subscribers" means the sum of the total Subscribers of the System at the beginning of the relevant month, plus the total Subscribers at the end of such month, divided by 2 (two). To that effect, the Client must prepare and deliver to TELEVISA within the first 5 (five) calendar days of each month, a statement of account certified by a legal representative of the Client or its Programming Director, which shows the Average Number of Subscribers at the end of the immediately preceding month and the amount of corresponding Royalties.

      Client shall pay TELEVISA in the manner of payment set forth in Section VIII, and within the first thirty (30) calendar days of each month, the Royalties corresponding to the immediately preceding month. The Royalties, as well as any other amount payable by the Client under this Agreement, shall be paid in the currency set forth in Section VI herein, it being understood that the amount of the Royalties shall be increased in accordance with the Mexican inflation rate as determined by the Bank of Mexico on a quarterly basis. Without prejudice to any other right or remedy that TELEVISA may have under this Agreement or under applicable law, if Client fails to make payment to TELEVISA of any amount owed or of any Royalty on the payment date, the amount due shall generate interests payable on demand at an annual rate equal to the Currency Interest Rate as set forth in Section VII, multiplied by 1.5.

6. TAXES AND OTHER OBLIGATIONS. All amounts payable to TELEVISA under this Agreement shall be paid in accordance with, and each party hereto shall be responsible for their corresponding tax obligations, pursuant to applicable law. Each party shall be responsible to comply with any of its obligations under the applicable concession titles that each of them hold to provide their services, and each party shall provide to the other party any reasonable assistance required to comply with its corresponding obligations under the respective concession title.

7. REPORTS, INSPECTION, AND AUDITS. As part of the statement of account referred to in Section 5 above, the Client shall deliver to TELEVISA, on a monthly basis, a detailed report containing the effective number of Subscribers and Average Number of Subscribers for the relevant month. This report shall include the total number of Subscribers of the System. All books and records used in the preparation of the reports and the Client statements shall be saved by the Client during the Term of this Agreement and for a period of five (5) years thereafter. During the Term and for a period of five (5) years following its expiration, all of the books and records shall be made available to TELEVISA (or its designee) for their inspection, at the cost of TELEVISA, upon five (5) days prior notice. TELEVISA may audit those books and records, with the understanding nevertheless, that if any audit demonstrates underpayment of the amounts due under this Agreement, the Client shall then (i) reimburse the cost of the audit if such underpayment exceed five percent (5%) of the actual amount due, (ii) pay TELEVISA the difference owed, and (iii) pay TELEVISA interests on the overdue payment which shall be calculated pursuant to the Currency Interest Rate provisions under this Agreement. The Client shall fully cooperate in the performance of such audits.

      In addition to the foregoing, TELEVISA shall have the right to access Client's premises in order to verify Client's compliance with its obligations under this Agreement as well as to verify the transmission of the Channels in the System, provided, however, that TELEVISA's

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      personnel shall comply with Client's access policies in effect at the time of such audit, and that such verification shall not interfere the regular operations of Client.

8.    RIGHTS AND OBLIGATIONS OF TELEVISA.

      (a) TELEVISA may make the Channels available in an encrypted form in the satellites it determines. Notwithstanding the foregoing, TELEVISA shall be solely responsible at its cost for the upstream part of the connection ("up-link") for those satellites, and the Client shall be responsible at its cost for the downstream ("down-link") part of the connection. In case TELEVISA is unable to make available the Channels in the satellites set forth above, then, TELEVISA, at its option, may authorize Client to obtain the signal of the Channels from over the air or will provide the signal of the Channels by other means.

            TELEVISA is required to make available to the Client equipment that allows it to decodify the Channels, it is being understood that such equipment is of the exclusive ownership of TELEVISA; therefore, the Client shall immediately return the equipment to TELEVISA upon expiration of the Term or any other cause of termination as described herein. Annex A of this Agreement identifies the equipment made available by TELEVISA to Client as a result of this Agreement.

      (b) TELEVISA, directly or indirectly, shall maintain the capacity to enable or dis-enable the decoders. TELEVISA shall inform the Client of the technical contacts required for the enabling of the decoders that it provides to the Client to decode the signal of the Channels.

      (c) TELEVISA shall, at its discretion, provide Client with advertising and promotional material (in printed and/or video format) and information regarding the programming of the Channels as to assist the Client with its promotional efforts. TELEVISA shall have the right to approve any promotional material used by the Client as related to the Channels.

      (d) TELEVISA shall be responsible for the content of the Channels and to have all of the rights so that they may be licensed under this Agreement (expressly excepting those related to the playing of music, those derived from the production or performance of records, and any other right that is not determinable at the date of this Agreement, except to the extent TELEVISA agrees to cover them, which agreement will be necessary every time a payment is owed, and in no event such payment shall be interpreted as a recurring obligation of TELEVISA to make such a payment during the Term). It is expressly agreed that any selection, programming, substitution, and/or removal of any program or part of the same and its content in the Channels shall remain within the exclusive and absolute discretion and control of TELEVISA at all times. TELEVISA shall have the right to unilaterally interrupt the transmission of any of the Channels. During the Term of this Agreement and any renewal thereof, TELEVISA shall have the right to substitute any Channel for any other channel that TELEVISA may offer.

9. ADVERTISING SALES. Sales of commercial advertisements in each Channel transmitted in the Territory through the System shall be exclusively made by TELEVISA or its designee. It shall be strictly prohibited for the Client to sell, use, or authorize to others to sell or use, any part of the Channels for sponsorship or advertisement without regard to whether it is digital, virtual, or any other type. It shall also be expressly prohibited that the Client promotes any product, good or services on the Channels by itself, as such activities are expressly reserved to TELEVISA.

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10.   DISTRIBUTION OF THE CHANNELS BY THE CLIENT. Client shall distribute the
      Channels in all of its programming packages, completely, without delay (except for the delayed Channels which have an original delay as described in Annex 3), interruption, alteration, addition, or editing of any part of the same and in a way that allows the highest quality reception for its Subscribers. Client may not block (except as provided below) any segment of the programming of the Channels, including without limitation, those segments referring to advertisement time. In the transmission of the Channels, Client shall comply with all local, state, and federal laws, regulations, licenses and applicable concessions. Client is prohibited from authorizing any third party to receive, reproduce, retransmit, record, copy, duplicate, transmit, or broadcast through any mechanism, whether currently known or to be discovered in the future, any part of the Channels except as specifically authorized in this Agreement. Client shall take all reasonable precautions and those customary precautions regarding the System to ensure that only those persons that are Subscribers receive the Channels and to prevent the reception, recording, copying, reproduction, retransmission or illegal duplication of the Channels. If the Client realizes that any unauthorized third party is receiving, transmitting, or broadcasting any part of the Channels, the Client shall notify TELEVISA in writing of the name and address of such third party, as well as the transmission details and information that the Client has, and will cooperate with TELEVISA and carry out all activities requested by TELEVISA to block the illegal use of the Channels. It is expressly admitted and agreed that the aforementioned shall not apply to the recording (not from the air) of the Channels by individuals for their exclusive, non-profit, home use.

      The Client is obligated not to move the location of the signal decoding equipment outside the Territory described in Section V of this Agreement.

      TELEVISA shall have the right to block or prohibit the transmission by Client of any material or part of the programming that is included in the Channels (a "Blocking Event"). In case of a Blocking Event, TELEVISA shall use commercially reasonable efforts to provide alternative programming material or to permit Client to include, subject to obtaining prior approval from TELEVISA, alternative programming material acceptable to TELEVISA into the Channels and substitute that portion of the programming that is being blocked to, or not transmitted by, Client. If TELEVISA is not able to conduct a Blocking Event due to lack of equipment or for any other reason, then it may conduct such Blocking Event through any third party (including by requiring Client to do it), but in any event, TELEVISA will notify Client as promptly as possible to such Blocking Event, and Client shall make sure to follow any instruction to conduct the Blocking Event. TELEVISA shall have access to Client's premises during any Blocking Event in order to verify that any blocking is conducted as requested. Any breach by Client to the last paragraph of this Section 10, shall entitle TELEVISA to claim from Client the higher of: (a) payment of US$50,000.00 (fifty thousand dollars, currency of the United States of America) as a penalty payment or (b) full indemnification for any damages, losses and other costs incurred as a result of Client's breach of its obligations to this provision.

11. COSTS TO THE CLIENT. The Client shall bear all of the costs incurred by the Client related to the license granted herein, and the Client shall not receive any reimbursement from TELEVISA.

12. INTELLECTUAL PROPERTY RIGHTS. Client acknowledges and agrees that the names, commercial notices, trademarks, trade names, distinctive signs of the Channels and the program titles contained on the Channels (collectively the "Marks"), as well as the Channels, their content and any other right or element thereof, are of the exclusive property of TELEVISA or have been licensed by TELEVISA, and Client has not acquired and shall not

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      acquire any property rights regarding the same for reasons of this
      Agreement or in the exercise of its rights regarding the same. The Client shall not have the right to use any Mark, Channel, or any other intellectual property right, except as expressly agreed in this Agreement. Client shall not create, publish, or distribute any material of any type in which the Marks, Channels, or any other intellectual property right of TELEVISA appears, without the prior written consent of TELEVISA. The Client shall not publish or disseminate materials that violate any restriction imposed by TELEVISA or by the providers of TELEVISA programming and that are disclosed to the Client by TELEVISA. The Client recognizes that TELEVISA is the owner or the authorized licensor of all the intellectual property rights of any and all material shown on the Channels and that the Client has not acquired and will not acquire any intellectual property right to that material as a result of the execution of this Agreement or the exercise of its rights hereunder.

13. MARKET RESEARCH. At the request of TELEVISA, the Client shall provide TELEVISA with all available information related to marketing and promotion of the Channels by the Client and the System (including but not limited to the market penetration information for the programming packages of the System). Client also agrees to provide TELEVISA with any assistance reasonably requested by TELEVISA, at the cost of TELEVISA, and that the Client may reasonably provide as related to any market test, study, voting, or other survey that TELEVISA carries out related to the Channels. TELEVISA shall treat the names and addresses of the Subscribers as confidential and shall not use any of them except as with respect to such study.

14. REPRESENTATIONS AND WARRANTIES. TELEVISA represents and warrants solely for the benefit of Client that: (a) it has the corporate power and authority, and the legal right, to enter into this Agreement and to fully perform its obligations hereunder and has taken all corporate action to authorize the execution, delivery and performance of this Agreement; (b) no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority or any other person is required in connection with its execution, delivery, performance, validity or enforceability of this Agreement; (c) this Agreement constitutes a legal, valid and binding obligation of TELEVISA enforceable against TELEVISA in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally; (d) it owns, or is licensed to use, all the programming included in the Channels subject to this Agreement except to the extend limited herein.

      Client represents and warrants solely for the benefit of TELEVISA that:
      (a) it has the corporate power and authority, and the legal right, to enter into this Agreement and to fully perform its obligations hereunder and has taken all corporate action to authorize the execution, delivery and performance of this Agreement; (b) no consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority or any other person is required in connection with its execution, delivery, performance, validity or enforceability of this Agreement; (c) this Agreement constitutes a legal, valid and binding obligation of Client enforceable against Client in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally; and (d) it is operating and shall continue to operate during the Term as a concession, franchise or license duly granted under applicable law in the Territory.

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      The Client hereby agrees to indemnify and hold harmless TELEVISA and its affiliates, officers, directors, employees, agents, shareholders and partners from and against any claim, loss, damage, cost and expenses (including reasonable attorneys fees and costs) (the "Claims") arising from or relating to any violation or breach of its representations, warranties, agreements, covenants or obligations under this Agreement. TELEVISA hereby agrees to indemnify and hold harmless the Client and its affiliates, officers, directors, employees, agents, shareholders and partners from and against any Claim arising from or relating to any violation or breach of its representations, warranties, agreements, covenants or obligations under this Agreement.

15. FORCE MAJEURE. None of the parties to this Agreement shall be responsible for or shall suffer any penalty or termination of its rights under this Agreement for any breach or delay in performance of any of its obligations described herein, if such breach or delay is caused by a Force Majeure Event. Each party shall promptly notify the other in writing of any Force Majeure Event, the expected length of the same, and its anticipated effect on the affected party and shall use reasonable efforts to overcome such event, except that in no event shall the parties be obligated to afront a labor dispute. Any of the parties may terminate this Agreement without penalty in the event that a Force Majeure Event impedes the compliance with its obligations or the obligations of the other party for a period of thirty (30) consecutive days or more. A Force Majeure Event means any act beyond a party's reasonable control, including, without limitation, an act of God, an inevitable accident, a fatal failure in the satellites used by either party (to the extent such party is not using other satellites that may permit continuing with this Agreement), a fire, an earthquake, a lockout, a strike or other major labor dispute, a riot or civil commotion or an act of any government or governmental instrumentality (whether federal, state or local) directly affecting such party's performance under this Agreement.

16. TERMINATION FOR BREACH. Either of the parties may terminate this Agreement by providing thirty (30) days prior written notice to the other party and with no need of a court or administrative resolution to that effect, if the other party materially breaches its obligations under this Agreement and such breach is not cured by the end of such 30 (thirty) days period. Both parties agree that the 30 days cure period provided above may be reduced, at the option of the non-breaching party, to such shorter cure period as deemed necessary by the non-breaching party in case that such breach may materially impair any right or obligation of the non-defaulting party, and/or immediate termination be needed to prevent any further damages or losses to such non-breaching party. Such termination shall be in addition to any other rights and remedies that the affected party may have against the breaching party. The parties agree that bankruptcy, suspension of payments, bankruptcy reorganization, insolvency, judicial liquidation, assignment for the benefit of creditors, or dissolution of any party shall be considered as a material breach. In addition, the parties agree that in case of breach or delay in compliance with any obligation assumed by Client under this Agreement, and without prejudice of any other rights and remedies of TELEVISA, TELEVISA shall have the right to block Client's access to the Channels through any method, in the understanding that this blocking or interruption of the Channels shall not be considered in any event as a waiver of Client's responsibilities and obligations under this Agreement, including but not limited to its obligation to pay the Monthly Royalty during the period in which the Channels are interrupted, as the case may be. TELEVISA shall have the right to terminate this Agreement, if the license agreement between the parties dated as of the date hereof with respect to TELEVISA's over the air channels 4, 5 and 9, is terminated by TELEVISA for any reason.

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17.   GENERAL.

      (a) Headings. The headings of the Sections in the Particular Conditions and the numbers in the General Conditions of this Agreement are for reference only and shall not affect in any manner the interpretation of any provision of this Agreement.

      (b) Confidentiality. The terms and conditions of this Agreement, and any other agreement entered into by the parties regarding the Channels and any correspondence and discussions conducted in connection herewith or therewith (including, without limitation, any information obtained by TELEVISA during any audit permitted pursuant hereto and any information concerning the methods employed in the business of the other party) shall be kept confidential by the parties and shall not be disclosed by either party to any other person, except: (i) as may be required by any court of competent jurisdiction, governmental agency, law or regulation; provided that, the party subject to such requirement notifies the owner of the confidential information as soon as possible to allow such owner the opportunity to oppose or object to such requirement; (ii) as part of the normal reporting or review procedure to a party's employees, shareholders, accountants, auditors, agents, legal counsel and other advisors; provided that any such employees, shareholders or advisors agree to be bound by the confidentiality obligations of this Section; and (iii) to enforce any of a party's rights pursuant to this Agreement.

      (c) Assignments. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign, transfer or delegate any of its rights and/or obligations under this Agreement without the prior written consent of the other party, except to any of their respective subsidiaries which is in control of, is controlled by, or is under common control of such party.

      (d) No Partnership. Nothing contained in this Agreement shall create any association or alliance between the parties or shall be interpreted as a representation by any of the parties of the other party.

      (e) Waivers and Remedies. The waiver by any of the parties of the terms and conditions of this Agreement at any time shall not be considered or interpreted as a future waiver of such term or condition, or as a waiver of any future breach of the same. All of the remedies, actions, rights, commitments, obligations, and agreements made in this Agreement shall be cumulative and none of them shall be a limitation on whatever other remedy, action, right, commitment, responsibility or agreement of any of the parties.

      (f) Validity of the Agreement. In case any of the provisions of this Agreement is declared null and void, or it would be impossible to comply with for any reason, it shall be modified in the manner possible so that it meets the intention of the parties. In all cases the remaining provisions of the Agreement shall be considered valid and enforceable in their entirety.

      (g) Notices. All notices that the parties shall provide under this Agreement shall be made in writing and by hand-delivery, certified mail, courier, or by fax (except as otherwise agreed in this Agreement), in all cases with acknowledgement of receipt and at the respective addresses set forth in Section II or at any other address that the parties set forth in writing.

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

      (h) Entire Agreement. This Agreement constitutes the entire agreement between TELEVISA and the Client as related to the subject matter herein and shall supersede any other prior correspondence, memoranda, letter of intent, oral or written agreements between the parties with respect to the matters hereto. This Agreement shall not be modified or terminated verbally, therefore any modification of the same shall be made in writing with the signature of the legal representatives of the parties.

      (i) Applicable Law and Jurisdiction. This Agreement shall be governed and interpreted by the laws of Mexico, expressly excluding those provisions related to conflict of laws. Any dispute or controversy derived hereunder or related to this Agreement shall be subject to the exclusive jurisdiction of the courts or tribunals residing in Mexico City, Federal District, and the parties herein irrevocably submit to the jurisdiction of such courts or tribunals, expressly and irrevocably waiving any other forum which may have jurisdiction by reason of the parties' present or future addresses.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

       TELEVISA                                      THE CLIENT
TELEVISA, S.A. DE C.V.                 CORPORACION NOVAVISION, S. DE R.L. DE C.V

 /s/ Juan Sebastian Mijares Ortega     /s/ Alexandre Moreira Penna da Silva
----------------------------------     --------------------------------------
By: Juan Sebastian Mijares Ortega      By: Alexandre Moreira Penna da Silva
Title: Legal Representative            Title: Legal Representative

 /s/ Maria Azucena Dominguez Cobian    /s/ Carlos Ferreiro Rivas
-----------------------------------    --------------------------------
By: Maria Azucena Dominguez Cobian     By: Carlos Ferreiro Rivas
Title: Legal Representative            Title: Legal Representative

                                     ANNEX 3

TERRITORY: THE UNITED MEXICAN STATES

CHANNELS:

      1. THE COMMERCIAL TELEVISION NETWORK IN BAND VHF, WITH CALL SIGNAL XEW - TV CHANNEL 2, AS SUCH SIGNAL IS PROVIDED TO PAID TELEVISION SYSTEMS IN THE TERRITORY ("CHANNEL 2").

      2. A ONE-HOUR DELAYED TRANSMISSION OF A FEED OF CHANNEL 2 WHICH ORIGINATES IN MEXICAN PACIFICA TIME (SINALOA, SONORA).

      3. A TWO HOURS DELAYED TRANSMISSION OF A FEED OF CHANNEL 2 WHICH ORIGINATES IN TIJUANA, B.C., TIME.

ROYALTIES:        FOR SUBSCRIBERS:

                  (i) For each of the first 500,000 Subscribers, a monthly fee per Commercial Subscriber equal to Ps. 2.86 multiplied by the Inflation Factor;

                  (ii) for each of the next 500,000 Subscribers, a monthly fee per Commercial Subscriber equal to Ps. 5.72 multiplied by the Inflation Factor;

                  (iii) for each of the next 500,000 Subscribers, a monthly fee per Commercial Subscriber equal to Ps. 8.59 multiplied by the Inflation Factor; and

                  (iv) for each additional Subscriber, a monthly fee per Commercial Subscriber equal to Ps. 11.45 multiplied by the Inflation Factor.

FOR COMMERCIAL SUBSCRIBERS:

                  (i) For each of the first 500,000 Commercial Subscribers, a monthly fee per Subscriber equal to Ps. 0.29 multiplied by the Inflation Factor;

                  (ii) for each of the next 500,000 Commercial Subscribers, a monthly fee per Subscriber equal to Ps. 0.57 multiplied by the Inflation Factor;

                  (iii) for each of the next 500,000 Commercial Subscribers, a monthly fee per Subscriber equal to Ps. 0.86 multiplied by the Inflation Factor; and

                  (iv) for each additional Commercial Subscriber, a monthly fee per Subscriber equal to Ps. 1.15 multiplied by the Inflation Factor.

                                       11